UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2017

IMMUNE PHARMACEUTICALS INC.

 (Exact name of Registrant as Specified in its Charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 464-2677

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 15, 2017, Immune Pharmaceuticals Inc. (the “Company”) appointed Tony Fiorino, MD, PhD to the joint position of Chief Medical Officer and Chief Operating Officer.

The Company and Dr. Fiorino entered an employment agreement dated August 14, 2017 (the “Employment Agreement”) which provides that Dr. Fiorino will be entitled to receive an annual base salary of $300,000, which amount will increase to $360,000 following the closing by the Company of one or more subsequent financings with gross proceeds to the Company equal to $5,000,000 in the aggregate. Also, Dr. Fiorino will be eligible to receive annual cash incentive awards in amounts to be determined by the Chief Executive Officer in consultation with the Compensation Committee of the Company’s Board of Directors. The annual cash incentive award will be a minimum of 10% of Dr. Fiorino’s annual base salary. Dr. Fiorino is eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of the Company, including health insurance coverage in accordance with the terms of the Company’s health insurance plan.

In addition, pursuant to the terms of the Employment Agreement, on August 15, 2017, Dr. Fiorino was awarded options to purchase an aggregate of 90,000 shares of the Company’s common stock, at an exercise price equal to the closing price of the Company’s common stock on the grant date, as reported by The NASDAQ Capital Market, which will vest annually over a three-year period, commencing on the first anniversary of the grant date, subject to acceleration in the event of Change of Control or termination by the Company without Cause (as defined in the Employment Agreement). The award is subject to the Company’s 2015 Equity Incentive Plan (the “Plan”).

The Employment Agreement will terminated upon the death or disability of Dr. Fiorino. In addition, the Company may terminate the Employment Agreement with or without Cause, and Dr. Fiorino may terminate the Employment Agreement for or without Good Reason, in each case, subject to satisfaction of certain notice requirements set out in the Employment Agreement. In the event the Company terminates the Employment Agreement without Cause or Dr. Fiorino terminates the Employment Agreement for Good Reason, Dr. Fiorino is entitled to the following benefits (the “Severance”): (i) Accrued Benefits; (ii) an amount equal to one (1) month of salary multiplied by the number of months in the Severance Period; (iii) an amount equal to Dr. Fiorino’s monthly health insurance premium multiplied by the number of months in the Severance Period (as defined in the Employment Agreement); (iv) an amount equal to the Minimum Bonus for the calendar year in which the termination date occurs; and (v) an amount equal to Dr. Fiorino’s Performance Bonus for the calendar year in which the termination date occurs pro-rated based upon the portion of the year completed prior to the termination date and computed as if all applicable standards and goals had been met in full. In each case, payment is contingent upon Dr. Fiorino’s signature of a release that is satisfactory to the Company in form and in substance. The Employment Agreement does not provide for any payments in the event that it is terminated by the Company for Cause or by Dr. Fiorino without Good Reason.

If the Company terminates the Employment Agreement without Cause, or if Dr. Fiorino terminates the Employment Agreement for Good Reason, one half (50%) of unvested stock options granted to Dr. Fiorino vest immediately.

The foregoing description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement with Dr. Fiorino, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There is no family relationship between Dr. Fiorino and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions between the Company and Dr. Fiorino, or any member of either Dr. Fiorino’s immediate family, of the type set forth in Item 404(a) of Regulation S-K.

Item 9.01.	Exhibits.

Exhibit	Description

10.1	Employment Agreement, dated August 14, 2017, between Immune Pharmaceuticals Inc. and Dr. Tony Fiorino

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS, INC.

By:	/s/ Elliot Maza
Name:	Elliot Maza
Title:	Interim Chief Executive Officer

Date: August 18, 2017